© Health Catalyst. • Health system operating margin improvement and stabilization compared to 2022 and most of 2023 continues to be a medium-term bookings tailwind • Client wins: CyncHealth, a new Ninja Universe Ignite client; OrthoNebraska, a new Ignite client; WISHIN, a Ninja Universe Ignite client expansion • Continued expectation of return to double-digit topline growth in 2025; as is always the case, Q4 is an important bookings quarter • Anticipate ~50% Adjusted EBITDA growth in 2025, even after increasing 2024 Adjusted EBITDA guidance • Signed definitive agreement to acquire Intraprise Health, a tech-enabled cybersecurity provider, for $43 million (with a combination of cash and equity); anticipate closing by the end of 2024, with immaterial near-term financial impact Health Catalyst Q3 2024 Financial Highlights & Key Themes • Q3 2024 Total Revenue: $76.4M; above guidance midpoint (range of $74.5M to $77.5M) • Q3 2024 Net Loss: $14.7M; no guidance was previously provided • Q3 2024 Adjusted EBITDA(1): $7.3M; above guidance midpoint (range of $6.0M to $8.0M) Q3 2024 Revenue, Net Loss, and Adjusted EBITDA 2024 Guidance and Forward-Looking Commentary • FY 2024 Total Revenue range updated to between $305M and $311M (no change to the midpoint compared to the prior expectations) • FY 2024 Adjusted EBITDA(2) range updated to between $25M and $27M, representing an increase of $1 million for both ends of the range • FY 2024 bookings expectations reiterated: low 20s net new Platform Subscription Clients(3) and 100% to 106% Dollar-Based Retention Rate Key Themes and Recent Wins Note: This summary contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements regarding our future growth and our financial outlook for the fourth quarter and full year 2024. See press release dated November 6, 2024, furnished as Exhibit 99.1 on a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2024, for additional information about our forward-looking statements. (1) See "Non-GAAP Financial Measures--Adjusted EBITDA" in the press release dated November 6, 2024, furnished as Exhibit 99.1 on a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2024. (2) We have not reconciled guidance for Adjusted EBITDA to net loss, the most directly comparable measure calculated in accordance with GAAP, and have not provided forward-looking guidance for net loss because there are items that may impact net loss, including stock-based compensation, that are not within our control or cannot be reasonably forecasted. (3) Platform Subscription Clients (previously referred to as DOS Subscription Clients) include clients who directly or indirectly access our DOS platform or Health Catalyst Ignite via a technology subscription contract. Indirect access may include platform module components such as Healthcare.AI, Pop Analyzer, IDEA, and other platform components.